Exhibit 10.2

FIRST AMENDMENT TO LOAN AGREEMENT
AND FIRST AMENDMENT TO GUARANTY AGREEMENT

This FIRST AMENDMENT TO LOAN AGREEMENT AND FIRST AMENDMENT TO GUARANTY AGREEMENT (the “Amendment”) is made as of the 8th day of August, 2002, among FISHER MEDIA SERVICES COMPANY, a Washington corporation (the “Borrower”), BANK OF AMERICA, N.A., a national banking association, U.S. BANK NATIONAL ASSOCIATION, a national banking association (collectively, the “Lenders” and individually, a “Lender”), BANK OF AMERICA, N.A., a national banking association, as agent (the “Agent”) and FISHER COMMUNICATIONS, INC., a Washington corporation (“Fisher Communications”).

RECITALS

A.    The Borrower, the Lenders and the Agent are parties to that certain Loan Agreement dated as of March 21, 2002 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders have agreed to make loans to the Borrower in the maximum principal amount of $60,000,000.

B.    Pursuant to the terms of the Loan Agreement, Fisher Communications entered in to that certain Guaranty Agreement dated as of March 21, 2002 made by Fisher Communications in favor of the Lenders and the Agent (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Guaranty Agreement”), pursuant to which Fisher Communications guaranteed, among other things, the obligations of the Borrower arising under the Loan Agreement.

C.    Prior to June 30, 2002 the Borrower and the Guarantor requested that the Lenders modify certain of covenants set forth in the Loan Agreement and the Guaranty Agreement, which the Lenders agreed to do, subject to the preparation and negotiation of a definitive written agreement.

D.    The parties hereto now wish to modify certain covenants contained in and schedules attached to the Loan Agreement and the Guaranty Agreement on the terms and conditions set forth in this Amendment.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration receipt of which is hereby acknowledged, the parties agree as follows:

AGREEMENT

1.    Definitions; Interpretation.    All capitalized terms used in this Amendment and not otherwise defined herein have the meanings specified in the Loan Agreement. The rules of construction and interpretation specified in Sections 1.02 and 1.05 of the Loan Agreement also apply to this Amendment and are incorporated herein by this reference.

2.    Amendments to Loan Agreement.    The Loan Agreement is amended as follows:

(a)    Amendment to Section 1.01.    In Section 1.01, the definition of “As-Completed Appraisal” is amended by deleting the phrase “or other qualified independent commercial real estate appraisal firm selected by the Borrower and acceptable to the Lenders” and substituting in its stead the following phrase “or any successor thereto acceptable to the Lenders.”

(b)    Amendment to Section 2.04.    Subsection (a) of Section 2.04 is amended and restated to read as follows:

(a)    (i) If, as of the date of the Agent’s receipt of the As-Completed Appraisal required to be delivered to the Agent pursuant to Section 6.02(f) (the “Required Appraisal”), the Outstanding Amount of all Loans exceeds 65% of the “as-is” leased fee market value of Fisher Plaza based solely on the income capitalization approach of appraisal as set forth in the Required Appraisal, then the Borrower shall promptly, and in no event later than 15 days after the Agent’s receipt of the Required Appraisal, prepay Loans in an aggregate amount equal to such excess, and (ii) if as of May 31, 2004 the Outstanding Amount of all Loans exceeds 60% of the “as-is” leased fee market value of Fisher Plaza based solely on the income capitalization approach of appraisal as set forth in the Required Appraisal, or, at the option of the Borrower, another As-Completed Appraisal made as of a later date than the Required Appraisal (the “Optional Appraisal”), then the Borrower shall on such date, prepay Loans in an aggregate amount equal to the amount by which the Outstanding Amount of all Loans exceeds 60% of the “as-is” leased fee market value of Fisher Plaza based solely on the income capitalization approach of appraisal as set forth in the Required Appraisal, or, at the option of the Borrower, the Optional Appraisal.

(c)    Amendment to Section 7.02.    Subsections (a), (g) and (h) of Section 7.02 are amended and restated and subsection (i) is added to read as follows:

(a)    Investments other than those permitted by subsections (b) through (i) that are existing on the date hereof and listed on Schedule 7.02;

(g)    Investments made by the Borrower in Civia during the period commencing July 1, 2002 and ending December 31, 2002 in an amount not to exceed $1,700,000;

(h)    Guaranty Obligations permitted by Section 7.03; and

(i)    Investments permitted by Section 7.04.

(d)    Amendment to Section 7.11.    Section 7.11 is hereby amended and restated as follows:

7.11    Capital Expenditures.    Make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except:

(a)    capital expenditures made by the Borrower related to the completion of, or tenant improvements in or maintenance of Fisher Plaza not to exceed $45,000,000 in the aggregate;

(b)    capital expenditures made by the Borrower for the joint development and marketing of a media management system based on Ingeniux XPower software during the period commencing July 1, 2002 and ending December 31, 2002 in an amount not to exceed $1,100,000;

(c)    capital expenditures in the ordinary course of business made by the Subsidiaries not exceeding, in the aggregate during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2002	$1,000,000
2003	$1,000,000
2004	$1,250,000

(e)    Amendments to Schedules.    Amendments are made to the Schedules, as follows:

(i)    Schedule 5.14.    Schedule 5.14 is hereby amended and restated as set forth in Schedule 5.14 attached hereto; and

(ii)    Schedule 7.02.    Schedule 7.02 is hereby amended and restated as set forth in Schedule 7.02 attached hereto.

(f)    Amendment to Exhibit C.    Schedule 2 to Exhibit C is hereby amended and restated as set forth in Schedule 2 to Exhibit C attached hereto.

3.    Amendments to Guaranty Agreement.    The Guaranty Agreement is amended as follows:

(a)    Amendments to Article 1.    In Article 1, Section 1, amendments are made to the definitions, as follows:

(i)    Interest Charges.    The definition of “Interest Charges” is amended and restated to read as follows:

“Interest Charges” means, for any period, for the Guarantor and the Non-Broadcasting Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Guarantor and the Non-Broadcasting Subsidiaries in connection with borrowed money (including, without limitation, capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, plus (b) the portion of rent expense of the Guarantor and the Non-Broadcasting Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP, less (c) to the extent included in clause (a) and not paid or payable during such period, all interest, premium payments, fees, charges and related expenses of the Guarantor in connection with the Forward Sale Documents.

(ii)    Restricted Payment.    The definition of “Restricted Payment” is added to read as follows:

“Restricted Payment” means (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Guarantor, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock; and (b) any payment made in respect of any Indebtedness of the Guarantor payable to any Affiliate of the Guarantor.

(b)    Amendment to Article 3.    Section 5(c) is added to Article 3 to read as follows:

(c)    Except as set forth in Part (a) of Schedule 2, the Guarantor is not obligated (direct, contingent or otherwise) in respect of Indebtedness payable to any Affiliate of the Guarantor and except as set forth in Part (b) of Schedule 2, the Guarantor is not obligated (direct, contingent or otherwise) in respect of Indebtedness in excess of $100,000 payable to any Person other than an Affiliate of the Guarantor.

(c)    Amendment to Article 4.    Section 4 of Article 4 is amended and restated to read as follows:

4.    Fisher Broadcasting Dividends.    Cause Fisher Broadcasting to declare and make cash dividend payments to the Guarantor of not less than $10,000,000 on or before May 15, 2004.

(d)    Amendments to Article 5.    Article 5 is amended as follows:

(i)    Amendment to Section 3.    Section 3(h) of Article 5 is amended and restated to read as follows:

(h)    other Investments not otherwise permitted by subsections (a) through (g) above in an amount not to exceed in the aggregate in any fiscal year of the Guarantor the amount of $1,000,000 less the amount by which the aggregate amount of capital expenditures made by the Guarantor during such fiscal year exceeds $100,000.

(ii)    Amendment to Section 8.    Section 8 of Article 5 is amended and restated to read as follows:

8.    Transactions with Affiliates.    Enter into any transaction of any kind with any Affiliate of the Guarantor, other than arm’s-length transactions with Affiliates in the ordinary course of business, except:

(a)    the Guarantor and its Subsidiaries may lease office space in Fisher Plaza from the Borrower under terms that the Guarantor or such Subsidiary deems reasonable under the circumstances;

(b)    the Guarantor may provide reasonable services to Fisher Broadcasting, any Subsidiary of Fisher Broadcasting or Civia under terms that the Guarantor deems reasonable under the circumstances; provided that the aggregate difference between (i) the actual compensation received by the Guarantor in such transactions and (ii) the compensation that it would receive in comparable arm’s-length transactions with a Person not an Affiliate of the Guarantor shall not exceed $50,000 any fiscal year; and

(c)    the Guarantor may purchase reasonable services from Fisher Broadcasting, any Subsidiary of Fisher Broadcasting or Civia under terms that the Guarantor deems reasonable under the circumstances; provided that the aggregate difference between (i) the actual compensation paid by the Guarantor in such transactions and (ii) the compensation that it would pay in comparable arm’s-length transactions with a Person not an Affiliate of the Guarantor shall not exceed $50,000 any fiscal year.

For the avoidance of doubt, and without limiting the generality of the foregoing, (a) the purchase by the Guarantor of advertising from Fisher Broadcasting or any of its Subsidiaries shall, for purposes of this Guaranty, shall be deemed outside the ordinary course of business and (b) the allocation of insurance premiums by the Guarantor or any of its Subsidiaries among the Guarantor and any of its Subsidiaries and the providing by the Guarantor or any of its Subsidiaries of technical and engineering services to the Guarantor and any of its Subsidiaries without mark-up or premium shall be deemed arm’s-length transactions in the ordinary course of business.

(iii)    Amendment to Section 9.    Section 9(a) of Article 5 is amended and restated to read as follows:

(a)    capital expenditures made by the Guarantor in the ordinary course of business not exceeding, in the aggregate during each fiscal year the amount of $100,000 plus the amount by which the aggregate amount of Investments made by the Guarantor during such fiscal year not otherwise permitted by subsections 3(a) through (g) of Article 3 is less than $1,000,000.

(iv)    Amendment to Section 10.    Section 10(a) of Article 5 is amended and restated to read as follows:

(a)    Interest Coverage Ratio.    Permit the Interest Coverage Ratio as of the end of any fiscal quarter of the Guarantor ending on or after September 30, 2002 to be less than 2.0 to 1. As used herein, “Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (i) the sum of (A) EBITDA for the period of the four prior fiscal quarters ending on such date, (B) Fisher Broadcasting Dividends received or deemed received by the Guarantor during such period, (C) the sum of (1) Net Proceeds of Dispositions received by any of the Loan Parties during such period and (2) non-cash charges arising from the write-off of unamortized issuance costs of Indebtedness of such Loan Party secured by a Lien on the asset which is the subject of such Disposition and repaid by the proceeds of such Disposition and (D) for each period of four fiscal quarters that includes the fiscal quarter ended March 31, 2002, the sum of (1) losses associated with the termination of Swap Contracts by the Guarantor and (2) non-cash charges arising from the write-off of unamortized issuance costs of Indebtedness of the Guarantor arising under the Existing Credit Facilities, in each case during such period to (ii) Interest Charges for such period; provided, however, that (A) for the period of four fiscal quarters ended on September 30, 2002, Interest Charges shall be mean Interest Charges for the period of two consecutive fiscal quarters then ended multiplied by two and (B) for the period of four fiscal quarters ended on December 31, 2002, Interest Charges shall be mean Interest Charges for the period of three consecutive fiscal quarters then ended multiplied by four and then divided by three.

(e)    Amendment to Exhibit A.    Schedule 2 to Exhibit A is hereby amended and restated as set forth in Schedule 2 to Exhibit A attached hereto.

6.    Conditions to Effectiveness.    Notwithstanding anything contained herein to the contrary, this Amendment shall become effective as of June 30, 2002; provided that each of the following conditions is fully and simultaneously satisfied not later than 5:00 p.m., Seattle time, on August 12, 2002:

(a)    Delivery of Amendment.    The Borrower, the Agent, each Lender and Fisher Communications shall have executed and delivered counterparts of this Amendment to the Agent;

(b)    InterNAP Note.    The Borrower shall have executed and delivered to the Agent the Pledge and Security Agreement in the form of Exhibit A hereto (the “Pledge Agreement”) and shall have endorsed and delivered to the Agent the promissory note of InterNAP Network Services Corporation (“InterNAP”) in the manner described in the Pledge Agreement;

(c)    Reimbursement for Expenses.    The Borrower shall have reimbursed the Agent for all expenses actually incurred by Agent in connection with the preparation of the Loan Agreement and the other Loan Documents and shall have paid all other amounts due and owing under the Loan Documents.

(d)    Corporate Authority.    Agent shall have received in form and substance reasonably satisfactory to it (i) a copy of a resolution adopted by the Board of Directors of the Borrower authorizing the execution, delivery and performance of this Amendment and the Pledge Agreement (together, the “Amendment Documents”) certified by the Secretary of the Borrower; (ii) evidence of the authority and specimen signatures of the persons who have signed the Amendment Documents on behalf of the Borrower; and (iii) such other evidence of corporate authority as the Agent or any Lender shall request;

(e)    Consent of Guarantors.    Each of the Guarantors shall have executed the subjoined Consent of Guarantors;

(f)    Representations True; No Default.    The representations of the Borrower as set forth in Section 5 of the Loan Agreement (as amended hereby) shall be true on and as of the date of this Amendment and the representations of Fisher Communications as set forth in Article 3 of the Guaranty Agreement(as amended hereby) shall, except as disclosed in that certain letter from Fisher Communications to the Lenders dated as of August 7, 2002, be true on and as of the date of this Amendment, in each case with the same force and effect as if made on and as of this date or, if any such representation or warranty is stated to have been made as of or with respect to a specific date, as of or with respect to such specific date. After giving effect to this Amendment, no Event of Default and no event which, with notice or lapse of time or both, would constitute an Event of Default, shall have occurred and be continuing or will occur as a result of the execution of the Amendment Documents; and

(g)    Other Documents.    The Agent and the Lenders shall have received such other documents, instruments, and undertakings as the Agent and such Lender may reasonably request.

7.    Guarantor Authority.    The Guarantor agrees to deliver to the Agent within 14 days after the next regularly scheduled meeting of the board of directors of the Guarantor (a) a copy of a resolution adopted by the Board of Directors of the Guarantor authorizing the execution, delivery and performance of this Amendment certified by the Secretary of the Guarantor; and (b) evidence of the authority and specimen signatures of the persons who have signed this Amendment on behalf of the Guarantor.

8.    Representations and Warranties.    The Borrower hereby represents and warrants to the Lenders and the Agent that, except as disclosed in that certain letter from Fisher Communications to the Lenders dated as of August 7, 2002, each of the representations and warranties set forth in Section 5 of the Loan Agreement (as amended hereby) is true and correct and Fisher Communications hereby represents and warrants to the Lenders and the Agent that each of the representations and warranties set forth in Article 3 of the Guaranty Agreement (as amended hereby) is true and correct, in each case as if made on and as of the date of this Amendment or, if any such representation or warranty is stated to have been made as of or with respect to a specific date, as of or with respect to such specific date. The Borrower expressly agrees that it shall be an additional Event of Default under the Loan Agreement if any representation or warranty made by the Borrower or Fisher Communications hereunder shall prove to have been incorrect in any material respect when made.

9.    No Further Amendment.    Except as expressly modified by this Amendment, the Loan Agreement, the Guaranty Agreement and the other Loan Documents shall remain unmodified and in full force and effect and the parties hereby ratify their respective obligations thereunder. Without limiting the foregoing, Borrower expressly reaffirms and ratifies its obligation to pay or reimburse Agent and Lenders on request for all reasonable expenses, including legal fees, actually incurred by Agent or such Lender in connection with the preparation of this Amendment, and the closing of the transactions contemplated hereby and thereby.

10.    Reservation of Rights.    The Borrower and Fisher Communications acknowledge and agree that the execution and delivery by the Agent and the Lenders of this Amendment shall not be deemed to create a course of dealing or otherwise obligate the Agent or any Lender to forbear or execute similar amendments under the same or similar circumstances in the future.

11.    Notices.    All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Loan Agreement.

12.    Successor and Assigns.    The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Agent (and any attempted assignment or transfer by the Borrower or Fisher Communications without such consent shall be null and void).

13.    Governing Law.    THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF WASHINGTON; PROVIDED THAT THE AGENT AND THE LENDERS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

14.    Amendments, Etc.    No amendment or waiver of any provision of this Amendment, and no consent to any departure by the Borrower or Fisher Communications therefrom, shall be effective unless in writing signed by the Agent and the Borrower or Fisher Communications, as applicable, subject to any consent required in accordance with Section 10.01 of the Loan Agreement, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

15.    Counterparts.    This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.    Integration.    This Amendment, together with the other Loan Documents, comprises the complete, final and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter.

17.    Severability.    Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

18.    Incorporation of Provisions of the Loan Agreement.    To the extent the Loan Agreement contains provisions of general applicability to the Loan Documents, including any such provisions contained in Article 10 thereof, such provisions are incorporated herein by this reference.

19.    No Inconsistent Requirements.    The Borrower acknowledges that this Amendment and the other Loan Documents may contain covenants and other terms and provisions variously stated regarding the same or similar matters, and agrees that all such covenants, terms and provisions are cumulative and all shall be performed and satisfied in accordance with their respective terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

FISHER MEDIA SERVICES COMPANY

By:	/s/ KIRK G. ANDERSON

Name:	Kirk G. Anderson

Title:	President

FISHER COMMUNICATIONS, INC.

By:	/s/ DAVID D. HILLARD

Name:	David D. Hillard

Title:	Assistant Secretary

BANK OF AMERICA, N.A., as Agent

By:	/s/ DORA A. BROWN

Name:	Dora A. Brown

Title:	Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ MARK N. CRAWFORD

Name:	Mark N. Crawford

Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ THOMAS G. GUNDER

Name:	Thomas G. Gunder

Title:	V.P.

CONSENT OF GUARANTORS

FISHER COMMUNICATIONS, INC., a Washington corporation, FISHER PROPERTIES INC., a Washington corporation, FISHER PATHWAYS, INC., a Washington corporation, and FISHER ENTERTAINMENT, L.L.C., a Delaware limited liability company (each individually a “Guarantor” and collectively, the “Guarantors”) are each a guarantor of the indebtedness, liabilities and obligations of FISHER MEDIA SERVICES COMPANY, a Washington corporation (the “Borrower”) under the Loan Agreement referred to in the within and foregoing First Amendment to Loan Agreement and Guaranty Agreement (the “Amendment”) and the other Loan Documents described in the that certain Loan Agreement dated as of March 21, 2002 among the Borrower, the Lenders and the Agent. Each Guarantor hereby acknowledges that it has received a copy of the Amendment and hereby consents to its contents (notwithstanding that such consent is not required). Each Guarantor hereby confirms that its guarantee of the obligations of the Borrower remains in full force and effect.

Dated this 8th day of August, 2002.

FISHER COMMUNICATIONS, INC.

By:	/s/ DAVID D. HILLARD

Name:	David D. Hillard

Title:	Assistant Secretary

FISHER PROPERTIES INC.

By:	/s/ DAVID D. HILLARD

Name:	David D. Hillard

Title:	Assistant Secretary

FISHER PATHWAYS, INC.

By:	/s/ DAVID D. HILLARD

Name:	David D. Hillard

Title:	Assistant Secretary

FISHER ENTERTAINMENT, L.L.C.

By:	/s/ DAVID D. HILLARD

Name:	David D. Hillard

Title:	Assistant Secretary

SCHEDULE 2
(to Exhibit C to Credit Agreement)

For the Quarter/Year ended                                                   (“Statement Date”)

($ in 000’s)

I.	Section 7.02(e) — Investments.

	A.	Investments made during fiscal year to date:	$

	B.	Maximum permitted Investments:	$

	C.	Excess (deficient) for covenant compliance (Line IB – I.A):	$

II.	Section 7.02(g) — Investments in Civia.

	A.	Investments made subsequent to July 1, 2002:	$

	B.	Maximum permitted Investments:		$1,700,000

	C.	Excess (deficient) for covenant compliance (Line IIB – II.A):	$

III.	Section 7.11(a) — Capital Expenditures (Fisher Plaza).

	A.	Capital expenditures related to the completion of, or tenant improvements in or maintenance of Fisher Plaza since March 21, 2002:	$

	B.	Maximum permitted capital expenditures:		$45,000,000

	C.	Excess (deficient) for covenant compliance (Line III.B – III.A):	$

IV.	Section 7.11(b) — Capital Expenditures (Ingeniux).

	A.	Capital expenditures for the joint development and marketing of a media management system based on Ingeniux XPower software during the period commencing July 1, 2002 and ending December 31, 2002:	$

	B.	Maximum permitted capital expenditures:		$1,100,000

	C.	Excess (deficient) for covenant compliance (Line IV.B – IV.A):	$

V.	Section 7.11(b) — Capital Expenditures (Subsidiaries).

	A.	Capital expenditures made during fiscal year to date:	$

	B.	Maximum permitted capital expenditures:	$

	C.	Excess (deficient) for covenant compliance (Line V.B – V.A):	$

SCHEDULE 2
(to Exhibit A to Guaranty Agreement)

For the Quarter/Year ended                                                       (“Statement Date”)

($ in 000’s)

[Use following for Guarantor Partial Consolidated year-end financial statements]

I.	Section 9(a) — Capital Expenditures (Guarantor).

	A.	Capital expenditures made during fiscal year to date:		$

	B.	Maximum Permitted

		1.	The amount of $100,000:		$100,000

		2.	The amount by which the aggregate amount of Investments made by the Guarantor during such fiscal year not otherwise permitted by subsections 3(a) through (g) of Article 3 is less than $1,000,000:	$

		3.	Maximum (Lines B.1 + B.2):	$

	C.	Excess (deficient) for covenant compliance (Line I.B – I.A):		$

II.	Section 9(b) — Capital Expenditures (Fisher Properties).

	A.	Capital expenditures made during fiscal year to date:		$

	B.	Maximum permitted capital expenditures:		$

	C.	Excess (deficient) for covenant compliance (Line II.B – II.A):		$

III.	Section 10(a) — Interest Coverage Ratio.

	A.	EBITDA for the four consecutive fiscal quarters ending on above date (“Subject Period”):

		1.	Consolidated net income for Subject Period:	$

		2.	Interest Charges for Subject Period:	$

		3.	Provision for income taxes for Subject Period:	$

		4.	Depreciation expenses for Subject Period:	$

		5.	Amortization expenses for intangibles for Subject Period:	$

		6.	EBITDA (Lines IIIA.1 + 2 + 3 + 4 + 5):	$

	B.	Fisher Broadcasting Dividends for Subject Period:		$

	C.	Net Proceeds from Dispositions for Subject Period:		$

		1.	Net Proceeds from Dispositions:	$

		2.	Non-cash charges arising from the write-off of unamortized issuance costs of Indebtedness repaid by the proceeds of such Disposition:	$

		3.	Net Proceeds (Lines IIIC.1 + 2):	$

	D.	Non-cash Adjustments (quarter ended March 31, 2002 only):		$

		1.	Losses associated with the termination of Swap Contracts:	$

		2.	Non-cash charges arising from the write-off of unamortized issuance costs of certain Indebtedness:	$

		3.	Non-cash Adjustments (Lines IIID.1 + 2):	$

	E.	Interest Charges for Subject Period:		$

(for the period of four fiscal quarters ended on September 30, 2002, Interest Charges shall be mean Interest Charges for the period of two consecutive fiscal quarters then ended multiplied by 2 and for the period of four fiscal quarters ended on December 31, 2002, Interest Charges shall be mean Interest Charges for the period of three consecutive fiscal quarters then ended multiplied by 4 and then divided by 3)
$

	F.	Interest Coverage Ratio ((Lines IIIA.6 +B + C + D) ÷ (Line E)):			_______ to 1

Minimum required: 2.0 to 1

[Use following for Guarantor Full Consolidated financial statements]

IV.	Section 10(b) — Debt to Capitalization Ratio.

	A.	Total Debt at Statement Date:		$

	B.	Total Capitalization at Statement Date:		$

	C.	Debt to Capitalization Ratio (Line IVA ÷ Line B):		$

Maximum permitted: 70%